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                                  EXHIBIT 99.3


                  FORM OF PROXY CARD FOR THE SPECIAL MEETING OF
                    SHAREHOLDERS OF GEORGIA BANCSHARES, INC.





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                            GEORGIA BANCSHARES, INC.
                           3333 LAWRENCEVILLE HIGHWAY
                           TUCKER, GEORGIA 30084-7132


       PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS - ______________, 1999

          (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GEORGIA
                               BANCSHARES, INC.)


     The undersigned shareholder of Georgia Bancshares, Inc. ("Georgia Bancshares") hereby appoints Ted A. Murphy and Eugene L. Argo and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of the Shareholders of Georgia Bancshares to be held in __________, Georgia, on ______________, 1999, at ____a.m., local time, or at any adjournment thereof:

     (1) PROPOSAL TO MERGE GEORGIA BANCSHARES, INC. INTO FIRST STERLING BANKS, INC.

          FOR / / AGAINST / / ABSTAIN / / with respect to the approval of that certain Merger Agreement between Georgia Bancshares and First Sterling Banks, Inc. ("First Sterling"), pursuant to which Georgia Bancshares will be merged into First Sterling and each share of common stock of Georgia Bancshares outstanding at the time of the Merger shall be converted into the right to receive one share of stock of First Sterling as described in more detail in the Joint Proxy Statement/Prospectus dated _____________, 1999.

     (2)  PROPOSAL TO PERMIT FURTHER SOLICITATION OF PROXIES

          FOR / / AGAINST / / ABSTAIN / / with respect to adjournment of the Special Meeting to a later date if necessary to permit further solicitation of proxies in order to obtain a quorum or to obtain sufficient votes to approve the Merger Agreement and the transactions described in the Merger Agreement; and

     (3) In their discretion, upon such other matters as may properly come before the Special Meeting of Shareholders or any adjournment or adjournments thereof.

     The Proxy will be voted as directed. If no direction is given, the Proxy will be voted FOR Proposal (1).

                                                   -----------------------------
                                                    (Print Name)


Dated:                       , 1999.               -----------------------------
      -----------------------                      (Signature(s) of Shareholder)

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.